Exhibit 99.1

NEWS BULLETIN FROM:	RE:	Headwaters Incorporated 10653 South River Front Parkway, Suite 300 South Jordan, UT 84095 (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Sharon Madden	Tricia Ross
Vice President of Investor Relations	Analyst Contact
(801) 984-9400	(213) 486-6540

FOR IMMEDIATE RELEASE:

NOVEMBER 6, 2007

HEADWATERS INCORPORATED ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL 2007

•    Revenue of $1.2 Billion

•    Cash Flow from Operations of $150 Million

•    20% Reduction in Senior Debt

SOUTH JORDAN, UTAH, NOVEMBER 6, 2007 (NYSE: HW) — HEADWATERS INCORPORATED, today announced results for the fourth quarter and fiscal year ended September 30, 2007.

Highlights for the quarter included:

•                  Record results from coal combustion products — both revenue and operating income

•                  Building products margins continue to improve

•                  Strong results from our legacy Section 29/45K business

•                  Start-up of our third coal cleaning facility

•                  Early repayment of $52.5 million of our senior debt

September 2007 Quarter

Headwaters’ total revenue for the September 2007 quarter was $322.5 million, up 17% from $275.2 million for the September 2006 quarter. Gross profit increased 14%, from $89.0 million in the September 2006 quarter to $101.5 million in the September 2007 quarter.  Operating income before the previously announced goodwill impairment increased 10% from $44.6 million to $49.2 million. Net income before goodwill impairment was $27.5 million and diluted earnings per share was $0.59. Taking into account the goodwill operating charge of $98 million, there was an operating loss of $(48.8) million and a net loss of $(70.5) million, or $(1.67) per diluted share, compared to net income of $28.0 million, or $0.61 per diluted share, in the September 2006 quarter.

Full Fiscal Year 2007

Total revenue for the year ended September 30, 2007 was $1.21 billion, up 8% from $1.12 billion for the year ended September 30, 2006. Gross profit increased 10%, from $357.5 million in 2006 to $394.6 million in 2007; however, operating income decreased from $181.8 million in 2006 to $100.3 million in 2007, due to the goodwill impairment charge of $98.0 million.  Without the goodwill impairment charge, operating income would have increased 9% to $198.3 million. Net income of $20.1 million, or $0.47 per diluted share, was recorded in 2007, compared to net income of $102.1 million, or $2.19 per diluted share, in 2006.  Without the goodwill impairment charge, earnings in fiscal 2007 would have increased 16% to $118.1 million with earnings per share of $2.53.

Generally accepted accounting principles require Headwaters to annually test for goodwill impairment, or more frequently if evidence of possible impairment arises.  As a result of the depressed residential housing and remodeling markets, and changes in valuation assumptions, Headwaters wrote down goodwill related to Tapco, a unit of our construction materials segment, by $98.0 million.  A charge to goodwill is a balance sheet adjustment that does not affect Headwaters’ cash position, cash flow from operating activities, senior debt covenants, or have any impact on future operations.

Operating Performance

Coal Combustion Products

Revenues from coal combustion products (“CCPs”) increased $8.4 million or 10%, from $83.5 million in the September 2006 quarter to $91.9 million in the September 2007 quarter. Both gross margin of 31.5% and operating margin of 23.3% in the September 2007 quarter were comparable to the September 2006 quarter. CCPs’ performance was influenced by strong product demand and upward pricing trends in several markets. As demand for CCPs continues to grow, we are expanding our distribution and storage system to meet the increased interest in substituting fly ash for portland cement.

Construction Materials

Despite the severe downturn in the residential housing and remodeling markets, revenues from our construction materials business for the September 2007 quarter increased to $150.2 million, compared to $149.6 million for the September 2006 quarter. We believe our niche strategy tempers the impact of the severe slow down in new residential construction on our revenue.

We are continuing to make operating improvements. Both gross margin of 31.8%, and operating margin of 13.2%, showed improvement over the September 2006 quarter of 29.2% and 12.9%, respectively, excluding the goodwill impairment charge. We will continue to aggressively manage our cost structure, while investing to maintain and build our strong market positions.

Alternative Energy Segment

All of Headwaters’ synfuel licensees and customers operated their facilities through the quarter, but we understand that at least four facilities will discontinue operations early in the December quarter. Chemical reagent sales in the September 2007 quarter of $49.0 million were significantly higher than the $13.6 million of sales in the September 2006 quarter, primarily as a result of actions taken by licensees and customers to mitigate the risks of phase-out of Section 29/45K tax credits this year. Due primarily to reagent cost increases, the gross margin on chemical reagent sales in the September 2007 quarter was 19%, compared to 22% in the prior year quarter.

License fees decreased by $3.4 million from $17.9 million in the September 2006 quarter to $14.5 million in the September 2007 quarter. Increasing oil prices continue to negatively influence the phase-out of Section 29/45K tax credits in calendar 2007, and specifically the tax credit-based license fee revenue associated with Section 29/45K anticipated for the remainder of calendar 2007.

Using available information as of September 30, 2007, and consistent with the methodology used since early fiscal 2006, Headwaters estimates the phase-out percentage for Section 29/45K tax credits for calendar year 2007 to be approximately 60%. Oil prices would have to average approximately $110 per barrel for the three months ending December 31, 2007 to result in a 100% phase out of the credit.

Headwaters’ effective income tax rate for the fiscal 2007 year was 66% because of the goodwill impairment charge, which is not tax deductible. Absent this charge, the effective tax rate would have been 24.5%, which is lower than the statutory rate due to Section 29/45K tax credits earned.

Outlook for 2008

We anticipate continued growth in our coal combustion products business.  Our efforts to expand our distribution system, new contracts, and other activities could result in as much as a 10% increase in our supply of fly ash. Slightly improved pricing opportunities, combined with increased fly ash supply, should result in continued growth through 2008.

We do not anticipate improvement in new residential construction and remodeling markets in 2008.  But our strategy of diversified end markets, national distribution and the introduction of new products/brands should mitigate the downward pressure on sales.  In addition, we continue to benefit from process improvements and anticipate further improvement in operating margins in 2008.

Importantly, our coal cleaning activities are developing critical mass.  During the fourth quarter 2007, Headwaters completed construction and commenced operations of our third facility. We have four additional facilities under construction.  We now have access to 240 million tons of waste and low value coal, and we are in various stages of contract negotiations for an additional 335 million tons. We are on track to have up to five facilities operating by the end of the December quarter and up to 10 facilities by the end of calendar 2008.  We continue to believe that coal cleaning operations could generate $50 million of revenue in fiscal 2008.  In addition, we believe that the clean coal may qualify for a tax credit under Section 45 of the Internal

Revenue Code and thereby provide us the ability to manage our effective tax rate below statutory rates.

HCATTM, Headwaters’ resid hydrocracking technology, has been proven to increase conversion of heavy residual oils into lighter, more valuable products.  Commercial test runs have been successfully completed at two refineries. A proprietary catalyst conditioning system and the catalyst precursor were shipped during the September quarter to a third refinery  currently scheduled to commence a commercial test run in late November or early December of 2007. Headwaters executed  agreements with the third  refinery for extended use of our HCAT technology and long term sales of our catalyst precursor, subject to satisfactory results from the scheduled commercial test.

The expansion of our hydrogen peroxide facility in Ulsan, South Korea is on schedule and on budget for completion in mid 2008.  In addition, our hydrogen peroxide demonstration plant built by EvonikHeadwaters (formerly known as DegussaHeadwaters) has started operations and data necessary to complete the engineering and design for a world scale direct hydrogen peroxide plant will be developed.

Our estimate of earnings from non-Section 29/45K business for 2007 was approximately $0.30 per diluted share without taking into account the goodwill impairment charge.  Our 2008 forecast anticipates strong performance from our coal combustion products segment, continued improvement in margins from our building products division, and most importantly, the development of coal cleaning from start up to full commercial operations at numerous sites. In addition, we anticipate revenue from HCAT operations. Our reduced debt levels will lower interest expense and the expected new refined coal Section 45 credits should reduce our effective tax rate. Our forecast for 2008 earnings is $0.95 to $1.35 per diluted share, including approximately $0.30 from Section 29/45K operations.

Headwaters’ revenues are very seasonal.  In 2008, the Company estimates approximately 20 percent of our operating income will be generated in the December and March quarters and 80 percent will be generated in the June and September quarters.

Capital Structure / Indebtedness

The components of Headwaters’ debt structure as of September 30, 2007 are shown in the following table.

(in millions)	Amount Outstanding	Interest Rate	Maturity
Senior secured first lien term loan	$210.0	LIBOR + 2.0%	April 2011
Senior revolving credit facility ($60.0 million available less outstanding letters of credit of approximately $6.0 million)	$0	Prime + 0.75%	September 2009
Convertible senior subordinated notes	$332.5	2.50% and 2.875%	June 2011 and February 2014
Total	$542.5

Headwaters has no debt repayment requirements until 2011.We are in compliance with all debt covenants and anticipate full compliance with all debt covenants in fiscal 2008 following the termination of the Section 29/45K business.

The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months (“TTM”) EBITDA:

	9/30/05	9/30/06	9/30/07
Current Ratio	1.49	1.88	1.88
Total Debt to Equity	0.95	0.74	0.65
Total Indebtedness to TTM EBITDA	2.36	2.53	2.09
TTM EBITDA (in millions)	$277.6	$235.5	$259.6

EBITDA is used to make computations of the required debt leverage ratios. Headwaters’ EBITDA, as defined in our senior debt agreement, is calculated as follows:

(in millions)	9/30/05	9/30/06	6/30/07
Net Income	$121.3	$102.1	$20.0
Net Interest Expense	57.4	34.0	31.1
Income Taxes	42.5	35.7	38.3
Depreciation and Amortization	56.4	63.7	72.2
Goodwill Impairment	—-	—	98.0
TTM EBITDA	$277.6	$235.5	$259.6

Commentary and Outlook

Steven G. Stewart, Headwaters’ Chief Financial Officer, stated, “We have always known that the transition to a non-Section 29/45K business would be difficult. Current high oil prices and the continued slowing of new home and remodeling construction made the transition more difficult than anticipated. However, our balance sheet is strong and our senior secured debt level was significantly reduced in 2007 through early prepayments and restructuring. Headwaters continues to have a strong cash generating ability and we anticipate improving operating performance from our non-Section 29/45K businesses as we move into 2008.”

“Over the past five years we have been preparing for the transition away from Section 29/45K activities.  We have built great businesses that we expect will produce substantial cash flow from operations in 2008,” said Kirk A. Benson, Chairman and Chief Executive Officer. “The cash flow generated should provide us with ample capital to insure the continued implementation of our strategy.  We are excited about the growth and the fundamentally sound businesses at Headwaters.”

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through November 13, 2007, by dialing 800-405-2236 or 303-590-3000 and entering code 11101352.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its alternative energy, coal combustion products, and building materials businesses, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of technology and chemical sales to alternative fuel facilities, the receipt of product sales, license fees and royalty revenues, which are subject to tax credit phase out risks,  the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of tax credits in an environment of high oil prices and potential tax credit phase out, the availability of feedstocks, and the marketability of the coal combustion products, building products, and synthetic fuel, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements.  Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion product, alternative fuel, and building products industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled “Forward-looking Statements” and “Risk Factors” in Item 7 in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2006, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended September 30,		Year Ended September 30,
	2006	2007	2006	2007
Revenue:
Construction materials	$149,646	$150,209	$573,390	$544,087
Coal combustion products	83,488	91,892	281,213	306,394
Alternative energy	42,092	80,385	266,784	357,363
Total revenue	275,226	322,486	1,121,387	1,207,844
Cost of revenue:
Construction materials	105,941	102,440	394,141	383,505
Coal combustion products	57,349	62,983	206,372	217,619
Alternative energy	22,957	55,520	163,352	212,152
Total cost of revenue	186,247	220,943	763,865	813,276
Gross profit	88,979	101,543	357,522	394,568
Operating expenses:
Amortization	5,854	5,497	24,273	22,885
Research and development	3,796	4,274	13,478	17,744
Selling, general and administrative	34,776	42,534	137,968	155,597
Goodwill impairment	—	98,000	—	98,000
Total operating expenses	44,426	150,305	175,719	294,226
Operating income (loss)	44,553	(48,762)	181,803	100,342
Net interest expense	(8,233)	(7,060)	(34,049)	(31,061)
Other income (expense), net	(4,978)	(1,929)	(9,938)	(10,940)
Income (loss) before income taxes	31,342	(57,751)	137,816	58,341
Income tax provision	(3,388)	(12,787)	(35,758)	(38,287)
Net income (loss)	$27,954	$(70,538)	$102,058	$20,054
Basic earnings (loss) per share	$0.67	$(1.67)	$2.44	$0.48
Diluted earnings (loss) per share	$0.61	$(1.67)	$2.19	$0.47
Weighted average shares outstanding — basic	42,035	42,224	41,868	42,167
Weighted average shares outstanding — diluted	48,286	42,224	48,602	42,528

Note:

Total depreciation and amortization was $16,714 and $18,209 for the quarters ended September 30, 2006 and 2007, respectively, and $63,669 and $72,199 for the year ended September 30, 2006 and 2007, respectively.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30, 2006	September 30, 2007
Assets:
Current assets:
Cash and cash equivalents	$79,151	$55,787
Trade receivables, net	131,608	188,334
Inventories	62,519	53,201
Other	36,759	51,074
Total current assets	310,037	348,396
Property, plant and equipment, net	213,406	225,700
Intangible assets, net	251,543	238,144
Goodwill	826,432	787,161
Other assets	60,311	56,488
Total assets	$1,661,729	$1,655,889

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$23,854	$39,379
Accrued liabilities	133,620	145,623
Current portion of long-term debt	7,267	—
Total current liabilities	164,741	185,002
Long-term debt	587,820	542,500
Deferred income taxes	96,972	91,721
Other long-term liabilities	11,238	6,416
Total liabilities	860,771	825,639
Stockholders’ equity:
Common stock - par value	42	42
Capital in excess of par value	502,265	511,496
Retained earnings	299,866	319,920
Other	(1,215)	(1,208)
Total stockholders’ equity	800,958	830,250
Total liabilities and stockholders’ equity	$1,661,729	$1,655,889

Note:

The current ratio as of September 30, 2006 of 1.88 is derived by dividing total current assets of $310,037 by total current liabilities of $164,741. The current ratio as of September 30, 2007 of 1.88 is derived by dividing total current assets of $348,396 by total current liabilities of $185,002.